Exhibit 10.6
One Liberty Plaza
50th Floor
New York, NY 10006 / USA
Nasdaq.com

April 24, 2019
Lauren Dillard
[Address]

Dear Lauren:
I am pleased to offer you employment with Nasdaq, Inc. ("Nasdaq" or the "Company") in the position of Executive Vice President, Global Information Services. This position will be based out of our One Liberty Plaza, New York office. You will report to Adena Friedman and perform such duties and functions, consistent with your position, as may be assigned to you from time to time. Your employment will begin on or about June 15, 2019 (the "Start Date").
The terms and conditions of your employment are as follows, and are subject to approval by the Nasdaq Management Compensation Committee (“the Committee”):

1.
Your base salary will be $525,000 per annum paid on a bi-weekly basis, in accordance with the Company’s regular payroll practices and subject to appropriate withholdings and deductions. You hereby agree to devote substantially all of your business time and attention to your responsibilities at the Company and the affairs of the Company.

2.
You will receive a one-time non-deferred Sign-on Cash Bonus equal to $1,500,000, less applicable taxes and withholdings, payable within ninety days of your commencement date. If you resign your employment with Nasdaq without Good Reason, or Nasdaq terminates your employment for Cause, within one year of your start date you will be required to pay this Sign-on Cash Bonus back to Nasdaq. You agree to repay the total amount due within 60 days of the last date of employment.

3.
Starting in 2019 you will be eligible to participate in the Nasdaq Corporate Incentive Program (CIP), subject to the terms and conditions therein. Your target bonus opportunity will be 150% of your base salary, or $787,500, payable during the normal award payment timeframe (expected March of each year). Your 2019 CIP payout will not be prorated based on your start date and will be guaranteed at no less than $787,500, with a maximum opportunity will be $1,575,000, contingent on your continued employment. Any upside beyond target will be based on corporate financial, business unit and individual performance results.

After 2019, the level of actual payout could range from 0%-200% of your total target bonus opportunity, and will be based upon corporate financial, business unit and individual performance results.

The CIP is a discretionary program that may be modified, suspended or discontinued at any time with or without notice at the discretion of management and the Board. In addition, your participation in the CIP does not guarantee participation or receipt of any payout in any future years. Furthermore, your participation does not create any contractual or other right to participate in the CIP or to receive any payout, even if you had participated in the CIP or received payouts repeatedly.

4.
On or around April 1, 2020 and April 1, 2021, you will receive a minimum annual equity grant value of $1,500,000, contingent upon continued employment, which will be comprised of 100% three-year Performance Share Units (PSUs), subject to the approval of the Management Compensation Committee. The three year PSUs shall vest 100% after 3 years from grant date. The program detail and vesting schedule is outlined in the Executive Vice President Long Term Incentive Plan Brochure, enclosed with this letter. The equity grants are subject to your continued employment and satisfactory performance with the Company and subject to applicable Company approvals pursuant to the Plan.

Beginning in 2022, you will be eligible to receive further equity grants subject to the terms and conditions of the Equity Plan in effect at the time of the grant.

5.
You will also be eligible to receive a one-time welcome equity grant of $5,000,000, which will be comprised of 50% PSUs and 50% Restricted Share Units (RSUs), subject to the approval of the Management Compensation Committee. The PSUs shall vest 100% in or around January 2022 after the 3-year performance cycle valuation. The RSUs shall vest 70% one year after the grant date and 30% two years after the grant date. Such vesting shall occur unless you voluntarily resign without Good Reason or are terminated for Cause before each such vesting date. These equity awards are subject to the approval of the Management Compensation Committee. Your welcome equity grant will be awarded in or around June 2019. The equity grant will be based on the closing stock price on the date the Committee approves the grant.

6.
As a full-time employee, you will be eligible to participate in Nasdaq’s employee benefit programs generally available to similarly situated Company employees, as may be in effect from time to time at the Company, subject to the terms and conditions of the relevant plans. If you elect health and welfare benefits during your initial enrollment period, they will become effective the first day of the month following employment. In addition, you will be eligible for four weeks of vacation per calendar year.

7.
As an Executive Vice President (EVP) of the Company, you will be eligible to participate in the Company's executive benefits, including executive health exams and financial planning services. These programs are provided to you 100% company-paid; you are responsible for the taxes if you use the financial planning benefit.

8.
This offer is subject to a satisfactory completion of a background check (including, but not limited to fingerprint check and drug test), as applicable to your location jurisdiction and as evaluated by the Company in its sole discretion. It is recommended that you not resign from, or give notice to, your current employer until you have been notified that you have successfully cleared the background check. In addition, this offer is contingent upon you providing satisfactory proof of identity and legal authority to work in the United States.

9.	If the Company terminates your employment, other than for Cause, or if you voluntarily resign for Good Reason, you will be entitled to severance pay, which will be no less than 1.5x salary plus target bonus plus 12 months of health insurance coverage at the active employee rate. Additionally, your unvested equity at the time of termination of employment will continue to vest for an additional 18 months after termination. If the termination occurs prior to the full vesting of your one-time welcome equity grant, 100% of the welcome equity grant vesting will be accelerated upon termination; PSUs will vest at target performance. Per the Nasdaq, Inc. Equity Incentive Plan, the Management Compensation Committee of the Board of Directors shall have the authority to determine any additional vesting continuation or acceleration upon termination of employment.

10.	Definitions of “Cause” and “Good Reason”

a)
“Cause” means (i) your conviction of, or pleading nolo contendere to, any crime, whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or Nasdaq or its affiliates’ property (with the exception of minor traffic violations or similar misdemeanors); (ii) your repeated neglect of duties; or (iii) your willful misconduct in connection with the performance of duties.

b)
“Good Reason” shall mean (i) reducing your position, duties, or authority; or (ii) relocating your principal work location beyond a 50 mile radius of your work location; provided that no event or condition shall constitute Good Reason unless

(A)    you give written notice specifying your objection to such event or condition within 90 days following the occurrence of such event or condition, (B) such event or condition is not corrected, in all material respects, in a manner that is reasonably satisfactory to you within 30 days following the receipt of such notice, and (C) you resign from your employment within not more than 30 days following the expiration of the 30-day period described in the foregoing clause (B)

11.
If you are terminated by the Company, other than for Cause, or for Good Reason (as those terms are defined in the Change in Control Severance Plan in effect at that time) within two years following a change-in-control, you will be entitled to severance pay under the EVP Change in Control Severance Plan, which equates to no less than 2x salary plus 1 times target bonus plus prorated current year bonus plus 12 months of health insurance coverage at the active employee rate. Any unvested equity (including PSUs and RSUs) will vest upon termination, subject to the rules in the Nasdaq Equity Incentive Plan; termination for Good Reason (as defined by the Change in Control Severance Plan) will be considered an Involuntary Termination for purposes of equity vesting.

12.
If your employment terminates upon Death or Permanent Disability, 100% of the one-time welcome equity grant vesting will be accelerated upon separation. Any other benefits, if any, shall be determined in accordance with the plans, policies and practices of the Company.

a)
“Permanent Disability” means either (i) the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. You shall be deemed Permanently Disabled if you are is determined to be (i) totally disabled by the Social Security Administration or (ii) disabled in accordance with a disability insurance program, provided such definition of disabled under the program complies with the definition of Permanent Disability hereunder. Otherwise, such Permanent Disability shall be certified by a physician chosen by the Company and reasonably acceptable to you (unless you are then legally incapacitated, in which case such physician shall be reasonably acceptable to your authorized legal representative).

13.
As a condition of employment with the Company, you are required to execute the Company's Continuing Obligations Agreement attached hereto as Appendix A (the "Continuing Obligations Agreement"). Kindly review and execute the Continuing Obligations Agreement and return it with your signed copy of this letter.

14.
The Company maintains and from time to time modifies and implements various Company policies and procedures including, but not limited to, a Company Employee Handbook and Nasdaq’s Code of Ethics and Global Trading Policy. The Code, Trading Policy and Prohibited Company List are attached hereto as Appendix B. You will be expected to comply with all such policies and procedures.

15.
By signing below, to the best of your knowledge you also represent and warrant that you are not subject to any contract, agreement, or restrictive covenant of any kind that would prevent you from accepting employment with the Company and/or beginning work for the Company, or from freely and fully performing your duties hereunder. You further promise that should you become aware of any reason you cannot join or remain employed by the Company, or fully execute your responsibilities for the Company, you will immediately notify the Company of such development, in writing. Similarly, if you receive any communication from a former employer or any other person or entity claiming you cannot join or continue employment at the Company, you will immediately notify the Company in writing. You also represent that you will abide by all contractual obligations you may have to all prior employers and that you will not retain, review, or utilize any other person's or entity's confidential or proprietary information in connection with your work for the Company or share or disclose such information to any other person or entity. Finally, prior to and during the course of your entire employment with the Company, you agree that you will immediately notify the Company if you are detained or arrested by any law enforcement agency, regardless of the severity of the charges, as soon as possible after such action(this will not necessarily disqualify you from employment).

16.
This offer of employment, with all referenced attachments, constitutes the entire offer, superseding any prior offers, understandings, communications, representations and/or agreements with respect to the subject matter hereof. This offer of employment shall be governed by the laws of the State of New York without giving effect to the principles of conflicts of law.

Your employment will be on an “at-will” basis meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or prior notice. The Company also reserves the right to modify the terms, benefits, and conditions of your employment at any time.
You are required to disclose to us any agreements that may affect your eligibility to be employed by Nasdaq, its affiliates or subsidiaries, or that may limit the manner in which you may be employed. If nothing is disclosed, we will proceed on the belief that no such agreements exist and nothing will prevent you from performing the duties of your position.
You agree not to bring any third party confidential information to Nasdaq, its affiliates or subsidiaries, including that of any former employer, and that in performing your duties you will not in any way utilize any such information. You further agree that, during the term of your employment, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which we are now involved or become involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to us, consistent with the Company’s Global Code of Ethics.
In the event the Company withdraws from or terminates this Agreement (other than for reasons that would constitute Cause) after you resigned from your current employer and before your Start Date, you shall be deemed to have commenced employment with the Company and to have been terminated without Cause.
Lauren, we look forward to your joining the Company. Please do not hesitate to contact me if you have any questions. To accept this offer of employment, please sign below and return by April 26, 2019.

Sincerely,

Bryan E. Smith
Senior Vice President, Chief People Officer

I hereby accept the terms of the offer described above for employment with Nasdaq, Inc.
Name    Date

Enclosures:
Appendix A - Continuing Obligations Agreement
Appendix B-Global Code of Ethics, Global Trading Policy, and Prohibited Company List